BRADLEY PHARMACEUTICALS, INC.
                         CONDENSED CONSOLIDATED
                        STATEMENTS OF CASH FLOWS
                              (UNAUDITED)

                                                       Three Months Ended
                                                            March 31,
                                                    -------------------------
                                                        2002          2001
                                                    -----------   -----------

Cash flows from operating activities:
Net income                                         $  1,723,844  $    304,615
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities
    Depreciation & amortization                         274,222       244,214
    Deferred income taxes                                93,655        25,628
    Tax benefit due to exercise of non-qualified
      options and warrants                              167,996         -
    Noncash compensation for consulting services         63,730       132,897
    Changes in operating assets and liabilities
      Accounts receivable                            (1,844,571)    1,623,603
      Inventory and prepaid samples and materials      (345,439)      (83,351)
      Prepaid expenses and other                       (234,895)      (71,844)
      Accounts payable                                  440,804      (278,954)
      Accrued expenses                                 (601,038)     (806,985)
      Income taxes payable                              397,648       (20,474)
                                                    -----------   -----------

Net cash provided by operating activities               135,956     1,069,349
                                                    -----------   -----------

Cash flows from investing activities:
  Investments in trademarks, and
    other intangible assets                               -            (9,699)
  Purchase of property & equipment                      (34,677)      (93,000)
  Purchase of short-term investments                 (3,029,592)   (2,000,000)
                                                    -----------   -----------

Net cash used in investing activities                (3,064,269)   (2,102,699)
                                                    -----------   -----------

Cash flows from financing activities:
  Payment of notes payable                              (40,250)      (77,246)
  Proceeds from revolving credit line, net                -           703,109
  Proceeds from exercise of stock options and
    warrants                                            117,037        63,350
  Payment of registration costs                         (86,766)        -
  Purchase of treasury shares                            (7,183)       (9,199)
  Distribution of treasury shares                        47,187        40,088
                                                    -----------   -----------

Net cash provided by financing activities                30,025       720,102
                                                    -----------   -----------

Decrease in cash and cash equivalents                (2,898,288)     (313,248)

Cash and cash equivalents at beginning of period     10,337,214       453,200
                                                    -----------   -----------

Cash and cash equivalents at end of period         $  7,438,926  $    139,952
                                                    ===========   ===========








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